Exhibit 99.1

INOVIO Announces Corporate Reorganization to Reduce Operational Expenses and Focus on Opportunities to Bring the Promise of DNA Medicines to Patients

•	Changes expected to reduce operational expenses and extend the company’s cash runway into third quarter of 2024

•	Improving cost structure will allow company to focus on strategic priorities, including heterologous boost strategy for COVID-19 vaccine candidate and HPV programs

PLYMOUTH MEETING, PA, July 19, 2022 — INOVIO (NASDAQ:INO), a biotechnology company focused on developing and commercializing DNA medicines to help protect people from infectious diseases and treat people with cancer and HPV-associated diseases, announced that it has implemented a corporate reorganization designed to extend its cash runway and to focus on key clinical programs with the goal to drive long-term growth.

The reorganization, which includes an 18% workforce reduction in full-time employees and 86% reduction in contractors, along with other cost-saving measures, is expected to reduce operating expenses by approximately 30% over the next 18 months and will extend the Company’s cash runway into the third quarter of 2024. These projections do not include any funds that may or may not be raised during the time period through the Company’s existing ATM or other fundraising mechanisms. INOVIO expects a one-time restructuring charge of approximately $1.6 million in the third quarter of 2022.

“The organizational adjustments we’ve announced today underpin our strategy to realize the promise of DNA medicines and better position INOVIO for future growth,” said Dr. Jacqueline Shea, Chief Executive Officer. “By driving operational efficiencies throughout our organization, we are focused on advancing our lead pipeline candidates toward commercialization and optimizing our chances of success.”

INOVIO’s lead programs include its heterologous boost strategy for its COVID-19 vaccine candidate, INO-4800, and its HPV-targeted programs. INOVIO expects to have data readouts from key studies that will further inform the strategic development of these leading DNA medicine assets later this year.

Dr. Shea continued: “While we focus on near-term catalysts, we are also dedicated to improving our prioritization processes in developing our entire R&D pipeline to maximize our ability to deliver innovative products to patients around the globe over the longer term.”

INOVIO’s DNA technology pipeline includes a number of other clinical-stage product candidates focused on infectious diseases and immuno-oncology. This reorganization is aligned with the previously announced strategic changes for the INO-4800 development program to focus on the heterologous boost indication, as well as the development path and timeline for VGX-3100, a product candidate for treating HPV-associated cervical high-grade squamous intraepithelial lesions (HSIL).

About INOVIO

INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to potentially treat and protect people from infectious diseases, cancer, and diseases associated with HPV. Our DNA medicines are delivered using our proprietary smart device to produce immune responses against targeted pathogens and cancers.

Partners and collaborators include Advaccine, ApolloBio Corporation, AstraZeneca, The Bill & Melinda Gates Foundation, Coalition for Epidemic Preparedness Innovations, Defense Advanced Research Projects Agency/Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense/Department of Defense, HIV Vaccines Trial Network, International Vaccine Institute, Kaneka Eurogentec, Medical CBRN Defense Consortium, National Cancer Institute, National Institutes of Health, National Institute of Allergy and Infectious Diseases, Ology Bioservices, the Parker Institute for Cancer Immunotherapy, Plumbline Life Sciences, Regeneron, Richter-Helm BioLogics, Thermo Fisher Scientific, University of Pennsylvania, Walter Reed Army Institute of Research, and The Wistar Institute. For more information, visit www.inovio.com.

Contacts

Investors & Media:

Gene Kim, (267) 589-9471, gene.kim@inovio.com

Thomas Hong, (267) 440-4298, thomas.hong@inovio.com

Forward Looking Statements

This press release contains certain forward-looking statements relating to our business, including our plans to develop and commercialize DNA medicines, our expectations regarding our research and development programs, including the planned initiation and conduct of pre-clinical studies and clinical trials and the availability and timing of data from those studies and trials, expectations about the upfront costs and long-term cost reductions associated with our corporate reorganization and the anticipated extension of the company’s cash runway. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.